Exhibit 10.2

CONFIDENTIAL MEMORANDUM

Date:	January 13, 2012

To:	Ellen Glover

From:	Sudhakar Kesavan

Subject: Severance Provisions

In consideration of your ongoing and valuable service to ICF International, Inc., and its affiliates (collectively, the “Company”), you are being extended certain severance provisions.

No-Cause Termination:

In the event that the Company involuntarily terminates your employment for any reason other than Cause (as defined in Section 2.8 of the Company’s 2010 Omnibus Incentive Plan) and such termination constitutes a Separation from Service for purposes of Section 409A of the Internal Revenue code, you will be entitled to receive the following benefits in exchange for your agreement to abide by the conditions described herein. For the avoidance of doubt, involuntary termination by the Company does not include termination of employment due to death, disability, or retirement. You will continue to receive your compensation and benefits through the effective date of termination. Your severance provisions are effective post termination date and are described below:

1.	You will receive 9 months of severance calculated based on (i) your current base salary and (ii) the annual bonus payment you received in the prior 12 months. Severance is paid in bi-weekly equal installments in accordance with the Company’s scheduled pay dates that is at least 10 days after you return the executed separation Agreement and Release of claims outlined in #5 below.

2.	Each payment of your severance benefits shall be deemed to be a separate payment for purposes of applying the provisions of Section 409A. In addition, if you are a specified employee (within the meaning of Section 409A and the Company’s Specified Employee Identification Policy) on the date of your Separation from Service, notwithstanding any other provision of this Agreement to the contrary, in the event that any severance benefit payment, which when aggregated with all other severance benefit payments previously made to you, would exceed the amount permitted to be paid pursuant to Treas. Reg. §1.409A-1(b)(9)(iii)(A), such payment shall not be made prior to the date that is the earliest of (i) six months after your Separation from Service date; (ii) your death; or (iii) such other date that will cause such payment to you not to be subject to any additional tax imposed pursuant to the provisions of Section 409A. In the event of your death, any unpaid severance benefits shall be paid to your designated beneficiary.

3.	You have the option to continue your health insurance coverage under the Federal COBRA law at the full cost of the premium plus a two percent administration fee. If you elect COBRA, the Company will pay the employer portion of the premiums for the length of the severance. After that time, you will be responsible for the full cost of the premiums.

4.	You will be eligible to participate in a 6-month executive career transition service offered by Lee Hecht Harrison, provided you take advantage of their services within 3 months of your termination.

5.	Your entitlement to the provisions above are subject to: (a) your entering into a Separation Agreement and Release of Claims (see attached); and (b) your compliance with the terms of other agreements between you and the Company that have post employment conditions (agreements include. but are not limited to, the Company’s Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement).

Change of Control:

In the event the Company is acquired and such acquisition constitutes a Change of Control as such term is defined in the 2010 Omnibus Incentive Plan and if, within the first 12 months of ownership by the new entity, there is, without your written consent, (i) a material reduction of the nature and scope of the authorities, powers, functions or duties assigned to you immediately prior to the Change of Control; (ii) a material reduction in the compensation you were eligible to receive (including applicable bonus plans) immediately prior to the Change of Control; or (iii) the Company relocates your primary office and work location 50 miles or more away from your primary office and work location immediately prior to the Change of Control, then you will be entitled to receive the severance provisions and equity vesting rights described in this letter in exchange for your agreement to abide by the conditions described herein. You will continue to receive your compensation and benefits through the effective date of termination. Your severance provisions are effective post termination date (the “Separation from Service date”) and are described below:

1.	You will be paid in a lump sum basis a prorated share of our current year’s bonus target. Such bonus will be paid to you in a lump sum within 90 days after your Separation from Service date; provided that you have executed and returned the separation agreement and the release of claims and the statutory period has expired during which you are entitled to revoke the release of claims before such 90th day; and, provided further, that if the 90-day period begins in one calendar year and ends in a second calendar year, payment will always be made in the second calendar year.

2.	You will receive 12 months of severance calculated based on your current base salary, plus the annual bonus/incentive payment you received in the prior 12 months. Severance is paid in bi-weekly equal installments in accordance with the Company’s scheduled pay dates.

3.	Each payment of your severance benefits shall be deemed to be a separate payment for purposes of applying the provisions of Section 409A. In addition, if you are a specified employee (within the meaning of Section 409A and the Company’s Specified Employee Identification Policy) on the date of your Separation from Service, notwithstanding any other provision of this Agreement to the contrary, in the event that any severance benefit payment, which when aggregated with all other severance benefit payments previously made to you, would exceed the amount permitted to be paid pursuant to Treas. Reg. §1.409A-1(b)(9)(iii)(A), such payment shall not be made prior to the date that is the earliest of (i) six months after your Separation from Service date; (ii) your death; or (iii) such other date that will cause such payment to you not to be subject to any additional tax imposed pursuant to the provisions of Section 409A. In the event of your death, any unpaid severance benefits shall be paid to your designated beneficiary.

4.	You have the option to continue your health insurance coverage under the Federal COBRA law at the full cost of the premium plus a two percent administration fee. If you elect COBRA, the Company will pay the employer portion of the premiums for the length of the severance. After that time, you will be responsible for the full cost of the premiums.

5.	You will be eligible to participate in a 6-month executive career transition service offered by Lee Hecht Harrison, provided you take advantage of their services within 3 months of your termination.

6.	In the event of a Change of Control, the period of restriction imposed on the RSUs (Restricted Stock Units) and NQSOs (Non-Qualified Stock Options) shall immediately lapse and the awards will vest, notwithstanding any provisions to the contrary in Article 17 of the 2010 Omnibus Incentive Plan (the “Plan”). Payout of all vested RSUs shall be made in a lump sum in cash based on their Fair Market Value (as such term is defined in the Plan) and shall occur at the time of the Change of Control or as soon as administratively feasible following the Change of Control but in no event later than three (3) days after the effective date of the Change of Control. Vested NQSOs will either be (1) cancelled and replaced with a Replacement Award (as such term is defined in the Plan) or (2) cancelled in exchange for a lump sum cash payment based on the Fair Market Value of the option, which payment shall occur at the time of the Change of Control or as soon as administratively feasible following the Change of Control but in no event later than three (3) days after the effective date of the Change of Control. Determination of whether an NQSO will be replaced with a Replacement Award or cancelled in exchange for a cash payment will be made by the ICF Compensation Committee at such time. (Note: Please review the attached agreements for a full understanding of the rules surrounding your RSUs and NQSOs.)

7.

Your entitlement to the provisions above are subject to: (a) your entering into a Separation Agreement and Release of Claims (see attached); and (b) your compliance with the terms of other agreements between you and the Company that have post employment conditions (agreements include. but are not limited to, the Company’s Confidentiality, Intellectual Property, Non-Competition and Non-Solicitation Agreement).

If you desire to accept these severance provisions, please sign and date where indicated below, whereupon this letter will become an agreement between you and the Company. As to the matters expressly dealt with herein, when accepted by you this letter agreement will supersede the Company’s general severance policies as in effect from time to time as otherwise applicable to you.

Very truly yours,

ICF INTERNATIONAL, INC.

By:	/s/ Sudhakar Kesavan
Sudhakar Kesavan, Chief Executive Officer

Date:	2/21/12

ACCEPTED AND AGREED:

By:	/s/ Ellen Glover	Date:	1/31/2012
Ellen Glover

4